EMPLOYMENT AGREEMENT
     THIS AGREEMENT is entered into as of March 1, 2006, by and between GATEWAY BANK & TRUST COMPANY, a North Carolina banking corporation (hereinafter referred to as the “Bank”) and DANIEL B. BERRY of Elizabeth City, North Carolina (hereinafter referred to as the “Officer”).
     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:
     1. Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as President and Chief Executive Officer of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Bank (the “Directors”). Upon the request of the Directors, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.
     2. Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by the Officer to the Bank, a base salary at the rate of $525,000 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the Directors not less often than annually and the Directors may increase, but shall not decrease, such rate during the term of this Agreement. Such rate of salary, or increased rate of salary, as the case may be, may be further increased from time to time in such amounts as the Directors, in their discretion, may decide. In determining salary increases, the Directors shall compensate the Officer for increases in the cost of living and may also provide for performance or merit increases. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. In the event of a Change in Control (as defined in Paragraph 10), the Officer’s rate of salary shall be increased not less than five percent annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.
     3. Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled to such discretionary bonuses as may be authorized, declared and paid by the Directors to the Bank’s key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.
     4. Participation in Retirement and Employee Benefit Plans; Fringe Benefits.
     (a) The Bank shall provide family medical coverage and disability insurance for the Officer and the Officer shall also be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees or for employees generally, subject to the eligibility rules of such plans.
     (b) The Bank shall pay the expenses of the Officer for membership in two country clubs and one health club in the market area of the Bank at the Officer’s election and dues for membership in civic clubs. The Bank shall also provide the Officer with the use of a late model automobile suitable to the status of the Officer of a type and for lease terms to be approved by the Compensation Committee of the Directors.
     (c) The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Directors. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses that the Officer may incur in connection with the Officer’s services on behalf of the Bank.
     (d) After Officer’s employment with the Bank is terminated for any reason other than Cause (as defined in Paragraph 8), the Bank shall continue to provide medical insurance coverage to the Officer and Officer’s spouse for the lifetime of each, either, in the Bank’s discretion, as part of the Bank’s group medical insurance plan for active employees or through individual medical insurance policies. Notwithstanding the foregoing, as of the first date that (i) the Officer is no longer employed by the Company and (ii) the Officer and Officer’s spouse, respectively, have attained sixty-five (65) years of age, the Bank shall be obligated only to provide such individual with supplemental Medicare health insurance in order to meet its obligations under this Paragraph 4(d). The Bank shall be responsible for paying directly all of the premiums required to meet its obligations under this Paragraph 4(d).
     5. Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three calendar years from the effective date of this Agreement. On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one-year period beyond the then effective expiration date unless written notice from the Bank or the Officer is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended; provided that the Directors shall review the Officer’s performance annually and make a specific determination pursuant to such review to renew this Agreement prior to the 90 days’ notice.
     6. Loyalty; Noncompetition.
     (a) The Officer shall devote his full efforts and entire business time to the performance of the Officer’s duties and responsibilities under this Agreement.
     (b) During the term of this Agreement, or any renewals thereof, and for a period of one year after termination, the Officer agrees he will not, within the “Restricted Area,” directly or indirectly, engage in any business that competes with the Bank or any of its subsidiaries without the prior written consent of the Bank; provided, however, that the provisions of this Paragraph shall not apply in the event the Officer’s employment is unilaterally terminated by the Bank for Cause, (as such term is defined in Paragraph 8(c) hereof) or in the event the Officer terminates his employment with the Bank after the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof) following a “Change of Control” (as such term is defined in Paragraph 10(d) hereof). The Restricted Area covers the following divisible list of territories: Camden, Chowan, Currituck, Dare, Pasquotank, and Perquimans Counties, North Carolina and Chesapeake and Virginia Beach, Virginia, and within 15 miles of any Bank office operated during the term of this Agreement. The one-year restricted period, however, does not include any period of violation or period of time required for litigation to enforce the Officer’s agreement not to compete against the Bank. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the counter market.
     (c) The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Bank or any subsidiary received by the Officer during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Bank. The Officer agrees that he will be liable to the Bank for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to return all records or copies thereof of the Bank or any subsidiary in his possession or under his control which relate to the activities of the Bank or any subsidiary.
     (d) The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.
     7. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Directors. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for the Officer to perform his duties.
     8. Termination and Termination Pay. (a) The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred and for a period of one month thereafter.
     (b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Directors. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.
     (c) The Directors may terminate the Officer’s employment at any time, but any termination by the Directors, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.
     (d) Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of the Officer’s job under this Agreement for ninety (90) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer.
     In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).
     9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:
     (a) such payment or action is prohibited by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) because the Bank is declared by such Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or,
     (b) in the reasonable opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.
     10. Change in Control. (a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of the Bank other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive the amount set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.
     (b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control of the Bank:
     (i) Officer is assigned any duties and/or responsibilities that, in Officer’s reasonable determination, are inconsistent with or constitute a demotion or reduction in the Officer’s position, duties, responsibilities or status as such existed at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or
     (ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or
     (iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or
     (iv) Officer is transferred to a location which is more than 15 miles from his current principal work location without the Officer’s express written consent.
A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.
     (c) In the event that the Officer’s employment is terminated pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer an amount equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
     (d) For the purposes of this Agreement, the term Change in Control shall mean any of the following events:
     (i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the Directors; or
     (ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or
     (iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.
Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
     (e) Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in thirty-six (36) equal monthly payments following termination of Officer’s employment.
     (f) Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.
     (g) If the Officer receives the payment pursuant to this Paragraph 10 and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Bank or its parent corporation (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to an excise tax under Section 280G and Section 4999 of the Code (the “Excise Tax”), the Bank shall pay to the Officer the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Officer under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in Subparagraph 10(c) above.

     For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax, any other payments or benefits received or to be received by the Officer in connection with a Change in Control or the Officer’s termination of employment following a Change in Control (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank or its parent corporation) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Bank as of the date immediately before the Change in Control (the “Accounting Firm”), such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the “base amount” (as defined in section 280G(b)(3) of the Code), or are otherwise not subject to the Excise Tax. The value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
     For purposes of determining the Gross-Up Payment Amount, the Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Officer’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Code in the amount of itemized deductions allowable to the Officer applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Officer, and applicable federal FICA and Medicare withholding taxes).
     All determinations required to be made under this Subparagraph, including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”), shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Officer within 15 business days after receipt of notice from the Bank or the Officer that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. The Bank shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of its services hereunder. If the Accounting Firm determines that no Excise Tax is payable by the Officer, the Accounting Firm shall furnish the Officer with a written opinion to that effect, and to the effect that failure to report an Excise Tax, if any, on the Officer’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.
     The Determination by the Accounting Firm shall be binding on the Bank and the Officer. If, after a Determination by the Accounting Firm, the Officer is required to make a payment of additional Excise Tax (“Underpayment”), the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Code) shall be paid promptly by the Bank to or for the benefit of the Officer. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Officer for his Excise Tax (“Overpayment”), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Code) shall be paid promptly by the Officer to or for the benefit of the Bank. Provided that his expenses are reimbursed by the Bank, the Officer shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

     If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Officer, in his sole discretion, may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Employment Agreement shall be deemed to refer to the accounting firm appointed by the Officer under this Subparagraph).
     (h) In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.
     11. Successors and Assigns. (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.
     (b) Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.
     12. Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
     13. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.
     14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     15. Previous Agreement. This Agreement replaces the previous employment agreement between the Officer and the Bank, which established the non-competition covenant in consideration of Officer’s employment by the Bank. The Officer, by execution of this Agreement, acknowledges that the payment of dues of an additional country club and a health club membership in Paragraph 4(b) and the substitution of this Agreement for the previous agreement constitute sufficient and adequate consideration for the covenants in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

GATEWAY BANK & TRUST CO.

	By:	/s/ David R. Twiddy

David R. Twiddy, President

Attest:

/s/ Wendy W. Small
Wendy W. Small, Corporate Secretary

OFFICER

	/s/ D. Ben Berry		[SEAL]

D. Ben Berry